Exhibit 10.2
SECOND AMENDMENT
TO THE
CARDINAL HEALTH DEFERRED COMPENSATION PLAN
(As Amended and Restated January 1, 2020)

Background Information

A. Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of Cardinal Health and its subsidiaries and affiliates.

B. Section 7.1 of the Plan provides that the Plan may be amended at any time through a written resolution adopted or approved by the Financial Benefit Plans Committee (“FBPC”), with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of $5 million or less.

C. The FBPC has concluded that the amendment set forth below, when aggregated with any other amendments set to be approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of less than $5 million.

D. The FBPC desires to amend the Plan, effective for calendar years commencing on and after January 1, 2023, to: (1) change the “Eligibility Effective Date” for individuals who become Eligible Employees on or after January 1, 2023; and (2) provide that deferral election percentages will carry over each year unless changed by the participant.

Amendment of the Cardinal Health Deferred Compensation Plan

The Plan is hereby amended as set forth below, effective as of January 1, 2023.

1. Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

“2.1 General Eligibility Conditions. To become eligible to participate in the Plan, an individual must be (i) a Director, or (ii) an Eligible Employee. In order to receive a benefit under the Plan, however, a Participant must also meet the requirements of Sections 2.2 and 2.3. An Eligible Employee or a Director shall be considered eligible to participate in the Plan effective as of the date he first becomes a Director or an Eligible Employee in accordance with this Plan (the “Eligibility Effective Date”). Notwithstanding the foregoing, effective for each individual who becomes an Eligible Employee in a Plan Year commencing on or after January 1, 2023, the immediately preceding sentence shall not apply, and such Eligible Employee shall be considered eligible to participate in the Plan effective as of (and his or her “Eligibility Effective Date” shall be): (1) April 1, if such individual first becomes an Eligible Employee in the preceding November, December, January, February, or March; (2) August 1, if such individual first becomes an Eligible Employee in the preceding April, May, June, or July; or (3) January 1, if such individual first becomes an Eligible Employee in the preceding August, September, or October. Any Participation Agreement entered with respect to an Eligibility Effective Date of April 1 or August 1 shall not take effect until the end of the 30-day period commencing on the applicable Eligibility Effective Date.”

2. Section 3.1 of the Plan is hereby amended to add the following paragraph to the end thereof:

“Effective for Plan Years commencing on or after January 1, 2024, unless otherwise elected by a Participant prior to the beginning of the applicable Plan Year (or at such other time as may be specified under regulations issued under Code Section 409A) in accordance with procedures established by the Administrative Committee, a Participant’s deferral election percentages for Compensation earned in such Plan Year shall be the same as the deferral election percentages applicable to such Participant’s Compensation earned in the immediately preceding Plan Year.”

3. All other provisions of the Plan shall remain in full force and effect.

Exhibit 10.2

CARDINAL HEALTH, INC.
FINANCIAL BENEFIT PLANS COMMITTEE

By: /s/ Kendell Sherrer ________________

Its: ________________________________

Date: _________November 4, 2022_______